Exhibit 3.262
BYLAWS
OF
PHC-INDIANA, INC.
     1. Annual Meeting of the Shareholders. The annual meeting of shareholders for the election of directors and such other purposes as may be set forth in the notice of meeting shall be held at the time and place fixed by the board of directors.
     2. Special Meetings of the Shareholders. Special meetings of the shareholders may be held at any place upon call of the board of directors, the chairman of the board of directors, if any, the president, or the holders of at least ten percent of the issued and outstanding shares of capital stock entitled to vote.
     3. Transfer of Stock. The capital stock of the Corporation shall be transferred on the books of the Corporation by surrender of properly endorsed certificates therefor by the holders thereof or their duly authorized attorneys-in-fact. In case of transfer by attorney, the power of attorney, duly executed and acknowledged, shall be deposited with the secretary. The person in whose name stock stands on the books of the Corporation shall be deemed by the Corporation to be the owner thereof for all purposes.
     4. Directors. The business of the Corporation shall be managed by a board of directors consisting of not less than two nor more than seven members, such number of directors within such range to be fixed by action of the board of directors. The range of size for the board may be increased or decreased by the shareholders. Vacancies in the board of directors, whether resulting from an increase in the number of directors, the removal of directors for or without cause, or otherwise, may be filled by a vote of a majority of the directors then in office, although less than a quorum. Directors may be removed for or without cause by the shareholders.
     5. Meetings of the Board of Directors. Regular meetings of the board of directors may be held without notice of the date, time, place or purpose of the meeting (a) at the location of the annual meeting of shareholders immediately after the meeting in each year and (b) at such times and at such places as shall be fixed by the board of directors. Special meetings of the board of directors may be held at any place upon call of the chairman of the board of directors, if any, the president or a majority of the directors then in office, which call shall set forth the date, time and place of meeting and, if required by law, the purpose of the meeting. Written, oral, or any other mode of notice of the date, time and place of meeting shall be given for special meetings in sufficient time, which need not exceed two days in advance, for the convenient assembly of the directors. A majority of the number of directors of the Corporation then in office, but in no event less than one-third of the number of directors the Corporation would have if there were no vacancies in the board of directors, shall constitute a quorum, and the vote of a majority of the directors present at the time of the vote, if a quorum is present, shall be the act of the board of directors.

agreements, requests, receipts, notes, checks, applications, reports, certificates and other documents as any of them may deem necessary or appropriate to implement the provisions of the foregoing resolutions, the authority for the taking of such action and the execution, delivery and filing of such documents to be conclusively evidenced thereby.

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